Exhibit 99.1

News Release
From Nuance Communications

FOR IMMEDIATE RELEASE

Contact:
Richard Mack
Nuance Communications, Inc.
Tel: 781-565-5000
Email: richard.mack@nuance.com
Nuance Announces Proposed $150 Million Offering
of Senior Convertible Debentures
BURLINGTON, Mass., August 7, 2007 - Nuance Communications, Inc. (NASDAQ: NUAN) today announced that it intends to offer, subject to market and other considerations, approximately $150 million aggregate principal amount of unsecured senior convertible debentures due 2027 through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The interest rate, conversion terms and put and call rights applicable to the debentures will be determined by negotiations between Nuance and the initial purchasers of the debentures.
Nuance also intends to grant the initial purchasers a 30-day over-allotment option to purchase up to $30 million aggregate principal amount of additional debentures.
Nuance intends to use the net proceeds from the offering to partially fund its previously announced acquisition of Tegic Communications, Inc.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
The debentures and the shares of common stock issuable upon conversion of the debentures have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.